Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Monday, August 13, 2007	(713) 651-4300

KEY ENERGY ANNOUNCES FILING OF SEC REPORTS
AND PROVIDES ACTIVITY UPDATE

COMPANY WILL HOLD ANNUAL MEETING ON DECEMBER 6, 2007

HOUSTON, TX, August 13, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced that it has filed its 2006 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for both 2005 and 2006 and that it will hold its Annual Meeting of Shareholders on December 6, 2007.  In addition, the Company provided an activity update, including its July rig and trucking hours and its revenue for the June 2007 quarter.  The Company will release its June 2007 quarterly selected financial data on August 17, 2007.

Conference Call

The Company will hold an investor conference call today at 11:00am EDT in conjunction with the filing of its SEC reports and its July rig and trucking hours. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Conference Call.” International callers should dial (706) 679-7045. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available today beginning at 3:00pm EDT and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 10448375.

June Quarterly Selected Financial Data

As a result of today’s filing of the 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for 2005 and 2006, the Company is now able to finalize the review of its June 2007 quarterly selected financial data and will release those results this Friday.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Revenue for the June 2007 quarter totaled approximately $410.6 million.  This represents a 10.4% increase over the same quarter in 2006.  The improvement is due largely to higher pricing and expanded capacity, but offset by lower rig and trucking hours.  Capital expenditures were approximately $75 million during the June 2007 quarter.

	Quarter Ended	Quarter Ended
Select Statement of Operations Data:	June 30, 2007	June 30, 2006
	(In thousands - Unaudited)	(In thousands - Unaudited) (1)

Revenue:
Well servicing	$308,927	$288,392
Pressure pumping	77,289	60,199
Fishing and rental services	24,397	23,445
TOTAL REVENUE	$410,613	$372,036

Activity Update

Activity levels during the June 2007 quarter reflect inclement weather, primarily during the months of May and June, and increased competitive pressures arising from new industry capacity.  Today, industry demand for well servicing and pressure pumping services remains strong in most regions, although certain natural gas markets like the Gulf Coast and the Rockies continue to experience reduced demand for services when compared to peak activity levels in 2006.

Overall pricing for the Company’s well service operations was stable in the June 2007 quarter, although recently there has been some moderate pricing pressure in select regions.  Within the pressure pumping and fishing and rental segments, the Company has increased its discounting for services due to competitive pressures from both new and existing competition.

Commenting on current market conditions, Dick Alario, Chairman and CEO, stated, “Generally, business is good and industry conditions appear to be stable as we head into the second half of the year.  We continue to see strength in our oil-oriented regions and based on current natural gas prices we expect to see current industry activity levels maintained.”

July Rig and Trucking Hours

	For the month ending
	July 31, 2007	June 30, 2007	July 31, 2006
Working Days	21	21	19
Rig Hours	198,503	204,024	215,281
Trucking Hours	186,119	194,297	188,797

The Company calculates working days as total weekdays for the month less any
Company holidays that occur that month.  For the month of August 2007, there are
23 working days.

Financial Reporting Update

This morning, the Company filed with the Securities and Exchange Commission its 2006 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for 2005 and 2006.  The Company has begun the preparation of the Quarterly Reports on Form 10-Q for the March and June 2007 quarters which it seeks to complete on or before October 31, 2007, which is the deadline under the Company’s Senior Credit Facility.

The Company’s 2006 Annual Report on Form 10-K includes audited financial statements for the years ended December 31, 2004, 2005 and 2006.  Net income (loss) for the years ended December 31, 2006, 2005 and 2004 totaled approximately $171.0 million, $45.7 million and $(32.2) million, respectively, or $1.28, $0.34 and $(0.24), respectively, per diluted share.  Net income in 2006 was a record for the Company.

The audited 2004-2006 financial statements incorporate the roll-through effects of changes arising out of the Company’s restatement process for periods ended December 31, 2003.  These changes include increases in liabilities recorded for self-insurance, employee vacation and certain non-income tax matters, among other items, and are non-cash in nature.  The roll-through effects also include changes in the Company’s accounting for plant, property and equipment to correct the capitalization practices identified during our restatement process.  The financial statements reflect the impact of information concerning certain contingencies, such as the settlement of litigation, that became available subsequent to the periods in question. As a result, the balance sheets and results of operations reported in the 2006 Annual Report on Form 10-K for the years 2004-2006 differ from unaudited selected financial data for the same periods that the Company previously released.

Collectively, these roll-through effects and other items increased the Company’s pre-tax expenses by approximately $30.9 million for the full year 2006, as compared to the previously-reported selected financial information.

2007 Annual Meeting of Shareholders

The Company has scheduled its 2007 annual meeting of shareholders for December 6, 2007.  The record date for determining shareholders entitled to vote at the meeting will be October 29, 2007.  The place and time of the meeting will be announced at a subsequent date.

The deadline for receipt of shareholder proposals for inclusion in the Company’s proxy statement for the Annual Meeting pursuant to SEC Rule 14a-8 has been set by the Board of Directors as Monday, September 17, 2007.  In order for a proposal under Rule 14a-8 to be considered timely, it must be received by the Company on or prior to September 17, 2007 at the Company’s principal executive offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010 and be directed to the attention of the Corporate Secretary.  All shareholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy for the Annual Meeting.

Shareholders may also recommend candidates for consideration by the Corporate Governance and Nominating Committee in connection with its selection of director candidates to the Board of Directors.  Shareholder nominations must be received by the Company on or prior to September 17, 2007.  Any such nominations must conform to the requirements (other than the deadline for submission) set forth in the Board’s “Selection Process for New Director Candidates and Guidelines for Nomination as a Director,” which are available on the Company’s website.

Also, if a shareholder wants to present a proposal at the annual meeting itself, the proposal must be received by the Company on or before September 17, 2007 in order to be considered timely within the meaning of SEC Rule 14a-4(c).  Such proposals should also be directed to the attention of the Corporate Secretary.  If a proposal is received after September 17, 2007, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on the proposal under circumstances consistent with the SEC’s proxy rules.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks that the Company will be unable to complete its new capital investment plan, including that it will be unable to complete acquisitions and integrate acquired operations and that it will be unable to obtain loan covenant modifications and/or new debt financing on acceptable terms and conditions in order to enable it to complete acquisitions or repurchase stock; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risk; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Readers should also refer to the section entitled “Risk Factors” in the 2006 Annual Report on Form 10-K for discussion of risks arising from the financial reporting process and other risks to which the Company is subject. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.